Exhibit 99.1

FOR IMMEDIATE RELEASE	Ellen Almond 202-271-0234
March 9, 2016

Statement from 21st Century Oncology

21st Century Oncology, the nation’s leading provider of integrated cancer care services, has entered into a settlement with the federal government to resolve a dispute related to clinical training in new facility locations for a radiation therapy test used by radiation oncologists called GAMMA.  21st Century Oncology fully cooperated with federal officials and has agreed to the settlement with no admission of wrongdoing. Further, there was no harm to any patient related to this dispute, nor was the issue of patient harm ever a component of the dispute.

The GAMMA tool is a state-of-the art radiation dose calculation system developed by 21st Century Oncology and implemented by our physicians to optimize patient outcomes. We regard GAMMA as an invaluable tool that helps identify potentially adverse variances by ensuring that the radiation dose delivered to the tumor is accurate throughout the course of treatment and minimizes the potential of over or under-dosing of tumor targets.  The ability to measure the actual dose delivered for every treatment compared to the expected dose enhances the safety and effectiveness of radiation therapy.

Tumors in the body are not static entities during treatment, and oncologists universally recognize that the radiation dose delivered to tumors can deviate from the original treatment plan due to anatomic changes that occur. These changes include tumor shrinkage, tumor movement from breathing, and changes in patient weight, among other factors. GAMMA allows physicians to change or adapt the treatment plan based on GAMMA calculations, enabling the physician to administer the highest quality of care for the cancer patient.

The dispute involved the training protocols of certain staff in the utilization of GAMMA, and was limited to its early implementation and startup activities at new facility locations across the country. The company implemented GAMMA across all centers to ensure every patient had access to this technology.

Our implementation efforts are and always have been consistent with 21st Century Oncology’s primary goal of providing high quality patient care. We fully support our physicians’ ability to determine what diagnostic and treatment tools should be utilized for each patient.  To that end, 21st Century Oncology will continue to utilize the GAMMA tool across our network to help provide uniquely efficient radiation therapy to our patients.

A part of our commitment to quality, 21st Century Oncology has further enhanced our comprehensive compliance, auditing and training programs to ensure transparency and the delivery of the highest quality, most clinically appropriate care to our patients. Only those services that meet the complex Medicare and Medicaid billing criteria are submitted for reimbursement.

About 21st Century Oncology

21st Century Oncology is the largest global, physician led provider of Integrated Cancer Care services. The company offers a comprehensive range of cancer treatment services, focused on delivering academic quality, cost-effective patient care in personal and convenient settings. As of December 31, 2015, the company operated 181 treatment centers, including 145 centers located in 17 states and 36 centers located in seven countries in Latin America. The company holds market-leading positions in most of its domestic local markets and abroad.